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                                 EXHIBIT 10.4



March 18, 1997

CSO Ventures, LLP
666 3/rd/ Avenue, 30/th/ Floor
New York, NY 10017

Attention:  Mr. Judson Cooper

Dear Judson:

This will confirm the retention of CSO Ventures, LLC ("CSO") by DepoMed, Inc. (the "Company") as a consultant to the Company to provide business development, operations and financial advisory services. This consulting engagement is effective upon the closing of a $1 million bridge loan. Consulting services shall be provided for a fixed minimum annual fee of $120,000 and for a term of not less that one year, payable quarterly.

It is also understood that subsequent to the closing of the Company's initial public offering, CSO will agree to continue its representation on the Company's Board of Director's with one seat.

This agreement shall commence upon the closing of the bridge loan and shall automatically be renewed for successive one-year periods unless either party elects in writing to the other, at least 60 days before the anniversary date, not to renew the term of this agreement. We also agree to negotiate in good faith additional success fees for work performed in connection with financings, merger and acquisition activity, strategic alliances and other corporate transactions. Success fees for merger and acquisition activity, strategic alliances and other corporate transactions shall be based on the standard Lehman formula as follows: 5% of the first $1,000,000; 4% of the second $1,000,000; 3% of the third $1,000,000; 2% of the next $7,000,000; and 1% of all amounts in excess of $10,000,000.


Very truly yours,                       Agreed:

DepoMed, Inc.                           CSO Ventures, LLC

By:                                     By:

   /s/ John W. Shell                        /s/ Judson Cooper
________________________                ______________________
   John W. Shell, Ph.D.                    Judson Cooper
      Chairman